Exhibit 99.1
Prestige Brands Holdings, Inc. Reports Fiscal 2012 Second Quarter Sales Increase of 34.8%; Reported Diluted EPS of $0.26 vs. $0.22

Irvington, NY, November 9, 2011-Prestige Brands Holdings, Inc. (NYSE-PBH) today announced results for the fiscal 2012 second quarter ended September 30, 2011, including net revenues of $105.5 million, an increase of 34.8% over the prior year's comparable quarter of $78.3 million. Net revenues for the first six months of fiscal 2012 were $200.8 million, an increase of 34.3% over the prior year's comparable period of $149.5 million. This growth is largely driven by the fiscal 2011 acquisitions of Blacksmith Brands and Dramamine®, which were not included in either of the prior year's comparable periods. Net revenues for the Company's legacy core Over-The-Counter (OTC) brands were 4.1% and 7.2% higher than the prior year's comparable quarter and six month periods, respectively.

Operating income for the second quarter of fiscal 2012 was $29.4 million, 23.4% higher than the prior year's comparable quarter of $23.8 million. Operating income for the first six months of fiscal 2012 was $56.6 million, 27.3% higher than the prior year's comparable period of $44.5 million. These increases include the impact of the acquisitions completed in fiscal 2011.

Income from continuing operations for the second quarter of fiscal 2012 was $12.9 million, 13.5% higher than the prior year's comparable quarter of $11.4 million. Income from continuing operations for the first six months of fiscal 2012 was $27.7 million, 34.4% higher than the prior year's comparable period of $20.6 million. The current fiscal six month period included the one-time net gain associated with a legal settlement and other one-time costs totaling approximately $2.9 million, or $0.06 per diluted share. The prior fiscal six month period included the impact of costs associated with the extinguishment of debt totaling approximately $0.2 million. Excluding the impact of these one-time amounts from each period, income from continuing operations would have increased by approximately $4.0 million, or 19.2%.

Reported net income for the second quarter of fiscal 2012 was $12.9 million, or $0.26 per diluted share, 17.5% higher than the prior year's comparable quarter of $11.0 million, or $0.22 per diluted share. The prior year's second quarter net income included a loss from discontinued operations of $0.3 million, or $0.01 per diluted share. Reported net income for the first six months of fiscal 2012 was $27.7 million, or 34.4% higher than the prior year's comparable period of $20.6 million. The current year's six month period includes the one-time net gain from the legal settlement mentioned above totaling approximately $2.9 million, or $0.06 per diluted share. The prior year's six month period included income from discontinued operations and costs associated with the extinguishment of debt totaling approximately $0.2 million, or less than $0.01 per diluted share. Excluding these one-time amounts in each of the respective periods, earnings per diluted share would have been $0.49 for the first six months of fiscal 2012 compared to $0.42 in the prior year's six month period, an increase of 16.7%.

Commentary
Matthew M. Mannelly, CEO, commented, “We are pleased with our solid performance this quarter, which reflects overall share gains in many of our categories. We continue to focus our marketing support on building our core OTC brands and it is consistently yielding top line growth as well as increased bottom line profitability. To drive growth this season, several new line extensions of our brands in the cough/cold category have been introduced, including Luden's® Orange Vitamin C Supplement, Chloraseptic® Warming Lozenges, and Little Fevers® Mixed Berry and Grape flavors. Consistent with the last fiscal year, we plan to increase our A&P support during the cough/cold season to drive brand revenues and build the long-term health of our nine core OTC brands."

"We are pleased with our progress, however, we remain cautiously optimistic for the balance of the year given the challenging economic and retail environment, and last year's high incident cough/cold levels, which could create a challenging year-over-year comparison. However, our consistently strong free cash flow and our healthy balance sheet position us well for this economic environment and for future growth,” he said.

Results by Segment

OTC Healthcare
Net revenues for the OTC Healthcare segment in the second quarter of fiscal 2012 were $79.2 million, or 55.7% higher than the prior year second quarter of $50.8 million. The revenue increase in the OTC Healthcare segment was driven primarily by sales of Clear Eyes®, Efferdent®/Effergrip®, PediaCare®, Luden's® and Dramamine®. In the second quarter of fiscal 2012, the five legacy core OTC brands increased 4.1% compared to the same period in the prior year and represents the fifth consecutive quarter of organic revenue increases for the Company's five legacy core OTC brands.

Net revenues for the OTC Healthcare segment in the first six month period of fiscal 2012 were $150.4 million, or 57.3% higher than the prior year's comparable period of $95.6 million. The revenue increase in the OTC Healthcare segment was driven primarily by sales of Little Remedies®, Efferdent®/Effergrip®, PediaCare®, Luden's®, Dramamine®, and The Doctor's®.

Household Cleaning
Net revenues for the Household Cleaning segment were $26.4 million for the second quarter of fiscal 2012, 3.9% lower than the prior year's comparable quarter of $27.5 million. The improvement in the rate of decline is a result of promotional programs for Spic and Span® and Chore Boy®, as well as the distribution gains for Comet Classic®. This represents the strongest improvement in net revenues for this segment in six quarters. Net revenues for the Household Cleaning segment were $50.5 million for the first six months of fiscal 2012, 6.5% lower than the prior year's comparable six month period of $54.0 million.

Free Cash Flow and Debt Reduction
Free cash flow is a "non-GAAP financial measure" and is presented here because management believes it is a commonly used measure of liquidity, indicative of cash available for debt repayment and acquisitions. Non-GAAP Free Cash Flow is defined and reconciled to GAAP Net Cash Provided by Operating Activities in the section entitled, “About Non-GAAP Financial Measures” below. The Company's free cash flow for the second fiscal quarter ended September 30, 2011 was $17.8 million, a decrease of $4.2 million over the prior year's comparable quarter free cash flow of $22.0 million. The Company's free cash flow for the first six months of fiscal 2012 was $33.2 million, a decrease of $9.4 million over the prior year comparable six month period's free cash flow of $42.6 million. The decrease in free cash flow is primarily due to higher accounts receivable and inventory levels due to increased sales and higher incentive compensation payments in the current year period due to increased company performance in fiscal 2011.
Total indebtedness at September 30, 2011 was $452.0 million, reflecting debt repayments of $40.0 million in the first six months of the current fiscal year. At September 30, 2011, we had $40 million available for borrowing under our credit facilities and $8.0 million of cash on hand.

Conference Call and Accompanying Slide Presentation
The Company will host a conference call to review its second quarter results on November 10, 2011 at 8:30 am EDT. The toll-free dial-in numbers are 877-556-5921 within North America and 617-597-5474 outside of North America. The conference pass code is "prestige". The Company will provide a live internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Company's Investor Relations page of http://prestigebrands.com. The slide presentation can be accessed just before the call from the Investor Relations page of the website by clicking on Webcasts and Presentations. Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 888-286-8010 within North America and at 617-801-6888 from outside North America. The pass code is 69813478.

About Prestige Brands Holdings, Inc.
The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S., Canada, and certain international markets. Core brands include Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, the Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops and Dramamine® motion sickness treatment.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. Forward-looking statements in this news release include, without limitation, statements regarding our intentions regarding development of the brands that we acquired during fiscal year 2011, product line extensions, A&P spending, and our outlook and plans for the markets in which we compete, including the severity of the cough/cold season. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, although they are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.
Contact: Dean Siegal
914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(In thousands, except per share data)	2011	2010	2011	2010
Revenues
Net sales	$104,572	$77,488	$198,879	$148,010
Other revenues	972	815	1,960	1,529
Total revenues	105,544	78,303	200,839	149,539

Cost of Sales
Cost of sales (exclusive of depreciation shown below)	51,638	35,713	97,065	68,978
Gross profit	53,906	42,590	103,774	80,561

Operating Expenses
Advertising and promotion	13,073	8,240	23,306	15,726
General and administrative	8,861	8,101	18,711	15,515
Depreciation and amortization	2,570	2,413	5,120	4,823
Total operating expenses	24,504	18,754	47,137	36,064

Operating income	29,402	23,836	56,637	44,497

Other (income) expense
Interest income	(1)	—	(3)	—
Interest expense	8,280	5,373	16,860	10,834
Gain on settlement	—	—	(5,063)	—
Loss on extinguishment of debt	—	—	—	300
Total other expense	8,279	5,373	11,794	11,134

Income from continuing operations before income taxes	21,123	18,463	44,843	33,363
Provision for income taxes	8,174	7,053	17,126	12,744
Income from continuing operations	12,949	11,410	27,717	20,619

Discontinued Operations
Income from discontinued operations, net of income tax	—	162	—	559
Loss on sale of discontinued operations, net of income tax	—	(550)	—	(550)
Net income	$12,949	$11,022	$27,717	$20,628

Basic earnings per share:
Income from continuing operations	$0.26	$0.23	$0.55	$0.41
Income from discontinued operations and loss on sale of discontinued operations	—	(0.01)	—	—
Net income	$0.26	$0.22	$0.55	$0.41

Diluted earnings per share:
Income from continuing operations	$0.26	$0.23	$0.55	$0.41
Income from discontinued operations and loss on sale of discontinued operations	—	(0.01)	—	—
Net income	$0.26	$0.22	$0.55	$0.41

Weighted average shares outstanding:
Basic	50,278	50,053	50,231	50,045
Diluted	50,671	50,141	50,659	50,123

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands) Assets	September 30, 2011	March 31, 2011
Current assets
Cash and cash equivalents	$7,961	$13,334
Accounts receivable, net	49,445	44,393
Inventories	46,408	39,751
Deferred income tax assets	5,549	5,292
Prepaid expenses and other current assets	3,018	4,812
Total current assets	112,381	107,582

Property and equipment, net	1,379	1,444
Goodwill	153,696	154,896
Intangible assets, net	781,615	786,361
Other long-term assets	6,070	6,635

Total Assets	$1,055,141	$1,056,918

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$25,184	$21,615
Accrued interest payable	10,313	10,313
Other accrued liabilities	20,634	22,280
Total current liabilities	56,131	54,208

Long-term debt
Principal amount	452,000	492,000
Less unamortized discount	(4,597)	(5,055)
Long-term debt, net of unamortized discount	447,403	486,945

Deferred income tax liabilities	160,152	153,933

Total Liabilities	663,686	695,086

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 50,433 shares at September 30, 2011 and 50,276 shares at March 31, 2011	504	503
Additional paid-in capital	390,160	387,932
Treasury stock, at cost - 181 shares at September 30, 2011 and 160 shares at March 31, 2011	(687)	(416)
Accumulated other comprehensive loss, net of tax	(52)	—
Retained earnings (accumulated deficit)	1,530	(26,187)
Total Stockholders' Equity	391,455	361,832

Total Liabilities and Stockholders' Equity	$1,055,141	$1,056,918

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended September 30,
(In thousands)	2011	2010
Operating Activities
Net income	$27,717	$20,628
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,120	5,052
Loss on sale of discontinued operations	—	890
Deferred income taxes	5,962	5,176
Amortization of deferred financing costs	565	504
Stock-based compensation costs	1,657	1,744
Loss on extinguishment of debt	—	300
Amortization of debt discount	458	285
Loss on disposal of equipment	—	125
Changes in operating assets and liabilities
Accounts receivable	(5,075)	(1,635)
Inventories	(6,672)	2,679
Inventories held for sale	—	1,100
Prepaid expenses and other current assets	1,794	1,714
Accounts payable	3,594	1,209
Accrued liabilities	(1,654)	3,046
Net cash provided by operating activities	33,466	42,817

Investing Activities
Purchases of equipment	(307)	(254)
Proceeds from sale of discontinued operations	—	4,122
Proceeds from escrow of Blacksmith acquisition	1,200	—
Net cash provided by investing activities	893	3,868

Financing Activities
Payment of deferred financing costs	—	(112)
Repayment of long-term debt	(40,000)	(32,587)
Proceeds from exercise of stock options	571	—
Shares surrendered as payment of tax withholding	(271)	(51)
Net cash used in financing activities	(39,700)	(32,750)

Effects of exchange rate changes on cash and cash equivalents	(32)	—
(Decrease) increase in cash and cash equivalents	(5,373)	13,935
Cash and cash equivalents - beginning of period	13,334	41,097

Cash and cash equivalents - end of period	$7,961	$55,032

Interest paid	$15,790	$5,179
Income taxes paid	$5,844	$5,103

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
Business Segments
(Unaudited)

	Three Months Ended September 30, 2011
	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$78,998	$25,574	$104,572
Other revenues	158	814	972
Total revenues	79,156	26,388	105,544
Cost of sales	33,085	18,553	51,638
Gross profit	46,071	7,835	53,906
Advertising and promotion	12,155	918	13,073
Contribution margin	$33,916	$6,917	40,833
Other operating expenses			11,431
Operating income			29,402
Other expense			8,279
Provision for income taxes			8,174
Income from continuing operations			12,949
Income from discontinued operations, net of income tax			—
Loss on sale of discontinued operations, net of income tax			—
Net income			$12,949

	Three Months Ended September 30, 2010
	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$50,657	$26,831	$77,488
Other revenues	182	633	815
Total revenues	50,839	27,464	78,303
Cost of sales	17,798	17,915	35,713
Gross profit	33,041	9,549	42,590
Advertising and promotion	6,912	1,328	8,240
Contribution margin	$26,129	$8,221	34,350
Other operating expenses			10,514
Operating income			23,836
Other expense			5,373
Provision for income taxes			7,053
Income from continuing operations			11,410
Income from discontinued operations, net of income tax			162
Loss on sale of discontinued operations, net of income tax			$(550)
Net income			$11,022

	Six Months Ended September 30, 2011
	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$150,001	$48,878	$198,879
Other revenues	357	1,603	1,960
Total revenues	150,358	50,481	200,839
Cost of sales	61,869	35,196	97,065
Gross profit	88,489	15,285	103,774
Advertising and promotion	20,576	2,730	23,306
Contribution margin	$67,913	$12,555	80,468
Other operating expenses			23,831
Operating income			56,637
Other expense			11,794
Provision for income taxes			17,126
Income from continuing operations			27,717
Income from discontinued operations, net of income tax			—
Loss on sale of discontinued operations, net of income tax			—
Net income			$27,717

	Six Months Ended September 30, 2010
	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$95,365	$52,645	$148,010
Other revenues	195	1,334	1,529
Total revenues	95,560	53,979	149,539
Cost of sales	33,650	35,328	68,978
Gross profit	61,910	18,651	80,561
Advertising and promotion	12,075	3,651	15,726
Contribution margin	$49,835	$15,000	64,835
Other operating expenses			20,338
Operating income			44,497
Other expense			11,134
Provision for income taxes			12,744
Income from continuing operations			20,619
Income from discontinued operations, net of income tax			559
Loss on sale of discontinued operations, net of income tax			(550)
Net income			$20,628

About Non-GAAP Financial Measures
We define EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization, gain on settlement and certain other one-time legal and professional fees. We define Non-GAAP Adjusted Net Income as Net Income before gain on settlement, certain other one-time legal and professional fees, income from discontinued operations, loss on extinguishment of debt, the applicable tax impacts associated with these items and the tax impacts of state tax rate adjustments and other non-deductible items. We define Non-GAAP Free Cash Flow as net cash provided by operating activities less cash paid for capital expenditures. EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Net Income and Non-GAAP Free Cash Flow may not be comparable to similarly titled measures reported by other companies.

We are presenting Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Net Income and Non-GAAP Free Cash Flow because they provide an additional way to view our operations, when considered with both our GAAP results and the reconciliation to net income and net cash provided by operating activities, respectively, which we believe provide a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Net Income and Non-GAAP Free Cash Flow are presented solely as a supplemental disclosure because: (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing our ability to service or incur indebtedness; and (iii) we use Adjusted EBITDA and Adjusted Net Income internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Free Cash Flow has limitations and you should not consider these measures in isolation from or as an alternative to GAAP measures such as operating income, income from continuing operations, net income, and net cash flow provided by operating activities, or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.

The following tables set forth the reconciliation of Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Net Income and Non-GAAP Free Cash Flow, all of which are non-GAAP financial measures, to GAAP net income and GAAP net cash provided by operating activities, respectively, our most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA:

	Three Months Ended September 30,
	2011	2010
(In thousands)
GAAP Net Income	$12,949	$11,022
Income from discontinued operations	—	(162)
Loss on sale of discontinued operations	—	550
Interest Expense, net	8,279	5,373
Income tax provision	8,174	7,053
Depreciation and amortization	2,569	2,413
EBITDA:	31,971	26,249
One-time adjustments:
Gain on settlement	—	—
Legal and professional fees	—	—
Loss on extinguishment of debt	—	—
One-time gain and other one-time costs	—	—
Non-GAAP Adjusted EBITDA	$31,971	$26,249

	Six Months Ended September 30,
	2011	2010
(In thousands)
GAAP Net Income	$27,717	$20,628
Income from discontinued operations	—	(559)
Loss on sale of discontinued operations	—	550
Interest Expense, net	16,857	10,834
Income tax provision	17,126	12,744
Depreciation and amortization	5,119	4,823
EBITDA:	66,819	49,020
One-time adjustments:
Gain on settlement	(5,063)	—
Legal and professional fees	775	—
Loss on extinguishment of debt	—	300
One-time gain and other one-time costs	(4,288)	300
Non-GAAP Adjusted EBITDA	$62,531	$49,320

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Diluted Earnings Per Share:

	Three Months Ended September 30,
	2011	2011 Diluted EPS	2010	2010 Diluted EPS
(In thousands)
GAAP Net Income	$12,949	$0.26	$11,022	$0.22
One-time adjustments:
Income from discontinued operations	—	—	(162)	—
Loss on sale of discontinued operations	—	—	550	0.01
Gain on settlement	—	—	—	—
Legal and professional fees	—	—	—	—
Loss on extinguishment of debt		—	—	—
Tax impact of one-time adjustments	—	—	—	—
Tax impact of state rate adjustments and other non-deductible items	—	—	—	—
Total one-time net gain and other one-time costs	—	—	388	0.01
Non-GAAP Adjusted Net Income	$12,949	$0.26	$11,410	$0.23

	Six Months Ended September 30,
	2011	2011 Diluted EPS	2010	2010 Diluted EPS
(In thousands)
GAAP Net Income	$27,717	$0.55	$20,628	$0.41
One-time adjustments:
Income from discontinued operations	—	—	(559)	(0.01)
Loss on sale of discontinued operations	—	—	550	0.01
Gain on settlement	(5,063)	(0.10)	—	—
Legal and professional fees	775	0.02	—	—
Loss on extinguishment of debt		—	300	0.01
Tax impact of one-time adjustments	1,617	0.03	(115)	—
Tax impact of state rate adjustments and other non-deductible items	(237)	(0.01)	—	—
Total one-time net gain and other one-time costs	(2,908)	(0.06)	176	0.01
Non-GAAP Adjusted Net Income	$24,809	$0.49	$20,804	$0.42

Reconciliation of GAAP Net Cash Provided by Operating Activities to Non-GAAP Free Cash Flow:

	Three Months Ended September 30,
	2011	2010
(In thousands)
GAAP Net cash provided by operating activities	$18,023	$22,104
Additions to property and equipment for cash	(231)	(124)
Non-GAAP Free Cash Flow	$17,792	$21,980

	Six Months Ended September 30,
	2011	2010
(In thousands)
GAAP Net cash provided by operating activities	$33,466	$42,817
Additions to property and equipment for cash	(307)	(254)
Non-GAAP Free Cash Flow	$33,159	$42,563